Exhibit 4.26

Capital Increase Agreement

in respect of

Yao Fang Information Technology (Shanghai) Co., Ltd.

Dated August 10, 2020

This Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd. (this “Agreement”) is made in Shanghai as of August 10, 2020 (the “Signing Date”) by and among:

A.	Yao Fang Information Technology (Shanghai) Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC Laws, whose unified social credit code is 913101150747824207 and registered address is at Room 805, Tower B, Building 1#, No. 977 Shangfeng Road, Tangzhen, Pudong New Area, Shanghai (the “Company” or “Yao Fang Shanghai”);
B.	Yao Wang Corporation Limited (company number: 1918271), a limited company duly incorporated and validly existing under the laws of Hong Kong, China, whose registered address is at Unit 402, 4th Floor, Fairmont House, No. 8 Cotton Tree Drive, Admiralty, Hong Kong (the “Existing Shareholder” or “Yao Wang”);
C.	Ningbo Youkai Business Management Partnership (LP), a limited partnership duly incorporated and validly existing under the PRC Laws, whose unified social credit code is 91330225MA283KBGX3 and registered address is at 3/F, northeast of Zhaohui Road and Changming Road, Xizhou Town, Xiangshan County, Zhejiang (“Youkai”);
D.	Shanghai SOE Reform & Development Equity Investment Fund Partnership (LP), a limited partnership duly incorporated and validly existing under the PRC Laws, whose unified social credit code is 91310000MA1FL5U017 and registered address is at 2A, Building 1#, No. 9 Zhenning Road, Changning District, Shanghai (the “SOE Reform Fund”);
E.	Ningbo Liangji Industrial Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC Laws, whose unified social credit code is 913302825839883985 and registered address is at 30 & 32, Sanhai Road, East Zone, Guanhaiwei Town Industrial Park, Cixi, Zhejiang (“Liangji”);
F.	Zhenjiang Huixin Equity Investment Partnership (LP), a limited partnership duly incorporated and validly existing under the PRC Laws, whose unified social credit code is 91321102MA21QR306J and registered address is at Room 301, Building 2#, Cloud Times Square, No. 259 Miaojiawan Road, Zhengdonglu Street, Jingkou District, Zhenjiang (“Huixin”);
G.	Hezhou Hongshi Equity Investment Partnership (LP), a limited partnership duly incorporated and validly existing under the PRC Laws, whose unified social credit code is 91451100MA5NH9YN91 and registered address is at No. 1 Tianhe Avenue, Hezhou Eco-Industrial Park, Guangxi (“Hongshi”);
H.	Shanghai Yaoxing Business Management Partnership (LP), a limited partnership duly incorporated and validly existing under the PRC Laws, whose unified social credit code is 91310115MA1HBBND7J and registered address is at 1/F, Building 1#, No. 977 Shangfeng Road, Pudong New Area, Shanghai (“Yaoxing”);
I.	Shanghai Yaoshu Business Management Partnership (LP), a limited partnership duly incorporated and validly existing under the PRC Laws, whose unified social credit code is 91310115MA1HBBGY4Q and registered address is at 1/F, Building 1#, No. 977 Shangfeng Road, Pudong New Area, Shanghai (“Yaoshu”); and

J.	Xinjiang Junying Hongyin Investment Management Partnership (LP), a limited partnership duly incorporated and validly existing under the PRC Laws, whose unified social credit code is 91650100MA77W62Q2L and registered address is at Room 702, 7/F, Weixing Plaza, No. 473 Weixing Road, Urumqi Economic & Technological Development Zone, Xinjiang (“Junying”).

Each of Youkai, the SOE Reform Fund, Liangji, Huixin, Hongshi, Yaoxing, Yaoshu and Junying is referred to herein individually as an “Investor” and collectively as the “Investors”, and each of Yao Fang Shanghai, Yao Wang and the Investors is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.         As at the Signing Date, Yao Fang Shanghai has a registered capital of USD250,000,000, equivalent to RMB1,637,461,056.16 according to the USD to RMB exchange rate prevailing at the time of the relevant capital contribution. Yao Wang holds 100% of the shares of Yao Fang Shanghai;

2.        The pre-money valuation of Yao Fang Shanghai prior to the Capital Increase is USD1,200,000,000, equivalent to RMB8,328,960,000, by reference to the RMB/USD central parity rate published by the People’s Bank of China on August 7, 2020 (USD 1 = RMB6.9408). With the addition of the Total Investment Amount of RMB419,820,000, the post-money valuation of Yao Fang Shanghai will become RMB8,748,780,000 after the Completion of the Capital increase.

3.       Subject to and on the terms and conditions set forth herein, Yao Fang Shanghai intends to increase its share capital and change the currency of its registered capital from USD into RMB. The newly increased registered capital of Yao Fang Shanghai shall be RMB82,479,371.31 (the Newly Increased Registered Capital”), which shall be jointly subscribed for by the Investors according to the amount and percentage of the Newly Increased Registered Capital to be subscribed for by them respectively as set out in Exhibit 1 (the “Capital Increase”).

4.        After the Completion of the Capital increase, the registered capital of Yao Fang Shanghai shall change from USD250,000,000 into RMB1,719,940,427.47, and its shareholding structure is set out in Exhibit 2, of which, Yao Wang shall hold 95.2046% of the shares of the Company, and the Investors shall hold 4.7954% of the shares of the Company in aggregate.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.      Definitions and Interpretation

1.1    Definitions

For purpose of this Agreement, unless otherwise specified herein, the following terms shall have the meanings set forth below:

“Amended Articles” means the articles of association of the Company as amended and jointly executed by the Existing Shareholder and the Investors;

“Business Day” means any day (other than a Saturday, Sunday or public holiday) on which the banks in China are open for business;

“PRC” means the People’s Republic of China, but solely for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“Capital Increase” shall have the meaning set out in the preamble;

“Investment Amount” shall have the meaning set out in Section 3.1;

“Total Investment Amount” shall have the meaning set out in Section 3.1;

“Completion” means the completion of the Capital Increase pursuant to Section 5.2;

“Completion Date” means the date on which the Capital Increase is completed pursuant to Section 5.2;

“Encumbrance” means any mortgage, security, pledge, lien, option, restriction, right of first refusal, preemptive right, third-party right, or any other encumbrance or security interest of any kind, or any other kind of preferential arrangement with similar effect, including without limitation transfer or retention of title;

“PRC Laws” means the laws, regulations, codes and judicial interpretations officially promulgated and published by the legislative, administrative and judicial authorities of the PRC at all levels, but solely for the purpose of this Agreement, excluding the laws,  regulations, codes, judicial interpretations and legal precedents of the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“RMB” means the lawful currency of the PRC;

“Registration Authority” means the State Administration for Market Regulation or its authorized local counterparts; and

“Event of Force Majeure” means any event or circumstance unforeseeable by and beyond the control of a Party, including without limitation natural disaster, war, terrorism, riot, sabotage, civil disturbance, blockade, fire, explosion, flood, accident, government and strike.

1.2       Interpretation

(1)      Section headings used herein are for convenience only and shall not affect the interpretation of this Agreement.

(2)     Unless the context otherwise requires, if the day on which any right or obligation hereunder must be exercised or performed is not a Business Day, such right or obligation shall be exercised or performed on the next Business Day.

(3)      References to time are to Beijing time of the PRC.

(4)      The word “hereof” or other words of similar import refer to this Agreement as a whole and not to any particular Section. Unless otherwise expressly provided herein, the term “including” shall be construed to be “including without limitation”, regardless of whether it is actually followed by “without limitation”.

(5)      References to this Agreement include this Agreement and its amendments, modifications, supplements, replacements and/or restatements in whatever form made from time to time. Unless the context otherwise requires, references to sections, paragraphs, subparagraphs and exhibits are to sections, paragraphs and subparagraphs of and exhibits to this Agreement.

2.      Capital Increase

2.1       The Investors shall subscribe for the Newly Increased Registered Capital of RMB82,479,371.31 in aggregate at the price of RMB5.09 for each RMB1 of the registered capital, representing 4.7954% of the shares of the Company after the Completion of the Capital increase. The respective amount of registered capital subscribed for by each Investor and the corresponding shareholding percentage represented thereby are set out in Exhibit 2.

2.2      The Parties agree that the Company’s pre-money valuation is USD1,200,000,000, equivalent to RMB8,328,960,000, by reference to the RMB/USD central parity rate published by the People’s Bank of China on August 7, 2020 (USD 1 = RMB6.9408) (the “Initial Valuation”). The Parties acknowledge that the Total Investment Amount is RMB419,820,000, so the Company’s post-money valuation will become RMB8,748,780,000 after the Completion of the Capital increase (the “Post-money Valuation”).

3.      Payment

3.1       Investment Amount

With respect to the proposed subscription by the Investors for RMB82,479,371.31 of the Company’s Newly Increased Registered Capital, the total price payable by the Investors shall be RMB419,820,000 (the “Total Investment Amount”), of which, RMB82,479,371.31 shall be recorded in the registered capital of the Company, and the balance shall be recorded in the capital reserve of the Company. The respective amount of the registered capital subscribed for and the price payable by each Investor (the “Investment Amount” of such Investor) and the portion of the Investment Amount paid by each Investor that will be recorded in the capital reserve of the Company are set out in Exhibit 1.

3.2       Use of the Investment Amount

Unless otherwise provided herein or agreed by the Parties, the Company shall use the Investment Amount solely for the conduct of the Company’s main business, including investment in technologies, expansion of the current business and investment in innovative business, among others, and not for any other purpose.

3.3       Payment

(1)   The Investors shall, severally but not jointly, pay their respective Investment Amount in full to the following bank account designated by the Company for collecting the Investment Amount hereunder, within five (5) Business Days from the Signing Date:

Account name: Yao Fang Information Technology (Shanghai) Co., Ltd.

Account number: 121911552610808

Bank: China Merchants Bank Dongfang Sub-Branch of Shanghai

(2)    If any Investor fails to pay its Investment Amount in full within the period prescribed in Section 3.3(1), the Company shall have the right to impose a penalty on such Investor in an amount equal to 25% of the Investment Amount payable by such Investor, and if such Investor still fails to pay its Investment Amount in full within five (5) Business Days after the Company delivers a written notice to it requesting it to do so, to rescind this Agreement with such Investor by giving written notice to it.

(3)    Within five (5) Business Days after the Investors have paid their respective Investment Amount in full, the Company shall deliver to each Investor a certificate of capital contribution and a copy of its updated register of shareholders.

4.      Warranties and Covenants

4.1       The Company hereby warrants and covenants to the Investors that:

(1)       it is duly incorporated and validly existing under the PRC Laws;

(2)       it has full power, right and authority to execute, deliver and perform this Agreement;

(3)      the execution, delivery and performance of this Agreement will not result in any violation by the Company of any applicable laws, rules or regulations or the provisions of any material contract document binding on the Company; and

(4)       the shares acquired by the Investors through the Capital Increase are free and clear of any Encumbrance.

4.2       Each Investor hereby warrants and covenants to the Company that:

(1)       it is duly incorporated and validly existing under the PRC Laws, neither it nor any of its shareholders is a contract-based private fund, asset management plan or trust plan, and it is qualified as a shareholder under the PRC Laws;

(2)       it has full power, right and authority to execute, deliver and perform this Agreement;

(3)      the execution, delivery and performance of this Agreement will not result in any violation by it of any applicable laws, rules or regulations or the provisions of any material contract document binding on it; and

(4)       it has sufficient funds available for the Capital Increase, which come from legal sources.

5.      Completion of the Capital Increase

5.1      The Company shall endeavor to complete all registration, filing and reporting procedures with the competent market supervision administration and commerce authority in connection with the changes in its registered capital, shareholding structure, articles of association and currency of the registered capital and other matters relating to the Capital Increase (the “Government Procedures”) prior to August 31, 2020.

If the Company fails to complete the Government Procedures in connection with the Capital Increase prior to August 31, 2020, the Investors agree to grant to the Company a grace period of two (2) months, in which case, the Company shall complete the Government Procedures in connection with the Capital Increase no later than October 31, 2020. If the Company still fails to complete the Government Procedures in connection with the Capital Increase within such grace period, except for any reason attributable to the Investors, either Investor may rescind this Agreement by giving written notice to the Company.

For the purpose stated above, the Investors shall use their best endeavors to provide the Company with all necessary assistance required in connection with the Government Procedures, including without limitation execution of the relevant documents and performance of the necessary procedures.

5.2       The Completion of the Capital Increase shall be contingent on the payment of the Investment Amount by the Investors to the Company in full.

5.3       Limit on the shareholding percentage of the Investors

The Investors agree and acknowledge that, without the prior written consent of the Company, the total equities or shares directly or indirectly held by the Investors and their respective affiliates and/or concert parties, if any, in the Company in any manner shall in no event exceed 5% of the registered capital or total shares of the Company at any time after the Completion of the Capital Increase and till the date of Qualified IPO (as defined below) of the Company.

5.4      After the Completion of the Capital Increase, for purpose of achieving a Qualified IPO, the Parties agree to cooperate with the Company to take or do, or cause to be taken or done, all necessary or appropriate actions or things in accordance with the relevant examination requirements of the Shanghai Stock Exchange (the “Exchange”), the China Securities Regulatory Commission and other competent regulatory authorities, including without limitation amendment, modification or termination of the relevant provisions hereof.

6.      Rights and Obligations of the Shareholders

Each Investor shall, from the date it has paid its Investment Amount to the Company in full, enjoy the rights and assume the obligations as a shareholder of the Company to the extent of its subscribed registered capital of the Company, pursuant to the provisions of the PRC Laws, listing-related regulatory rules, this Agreement and the Amended Articles.

6.1       Preemptive right

(1)       If, during the period from the Completion of the Capital Increase and till the date the Company formally submits an application for Qualified IPO to the Exchange, the Company intends to increase its registered capital by offering any warrants, convertible bonds, or other securities convertible into the shares of the Company or other equity interests or otherwise, each shareholder of the Company shall have the preemptive right to subscribe for such newly increased registered capital in proportion to its actual capital contribution to the Company then (“Preemptive Right”).

Subject to Section 6.1(2), the Company shall first deliver to each shareholder a notice (the “Capital Increase Notice”), setting forth the propose amount, subscription price, terms of payment, closing conditions and other information in respect of the newly increased registered capital. Within ten (10) Business Days following receipt of the Capital Increase Notice from the Company, any shareholder electing to exercise its Preemptive Right (each a “Subscribing Shareholder”) shall notify the Company in writing of its intention to exercise the Preemptive Right and the amount it intends to subscribe for. If the total amount that the Subscribing Shareholders intend to subscribe for exceeds the amount of the newly increased registered capital, they shall subscribe for the newly increased registered capital in proportion to their respective shareholder percentages then at the same subscription price and on the same conditions.

(2)       The Subscribing Shareholders’ Preemptive Right shall not apply to any newly increased registered capital:

(a)       issued for purpose of implementing the Employee Incentive Plan contemplated by Section 7; or

(b)       issued to all shareholders of the Company (including the Investors) as a result of capitalization of the unappropriated profits or capital reserves or otherwise.

(3)       After all shareholders have fully exercised their respective Preemptive Right, the Company may sell or issue the remaining newly increased registered capital (if any), that has not been subscribed by the shareholders, to any third party.

6.2       Anti-dilution protection

(1)      Subject to the provisions hereof, if, after the Completion of the Capital Increase, the Company issues any additional shares at a price lower than the price per share paid by the Investors to the Company in the Capital Increase, the shares held by the Investors shall be adjusted using the broad-based weighted average calculation, so that the price per share of all shares held by the Investors in the Company will not be higher than the price per share offered by the Company to the subsequent investors subscribing for the newly increased registered capital (“Anti-dilution Adjustment”), taking into account any share split, distribution of dividends, consolidation of shares or restructuring of the Company (if any).

(2)      After the Anti-dilution Adjustment, each Investor shall have the right to adjust its shareholding percentage in the Company to such percentage of the shares of the Company that its Investment Amount can purchase at the price per share as adjusted.

(3)      Where it is necessary to make an Anti-dilution Adjustment, to the extent permitted by law, the Investors shall have the right to: (i) subscribe for the newly increased registered capital of the Company at the nominal price of RMB1 or the lowest price permitted by law; (ii) request Yao Wang to transfer such number of shares as required to effect the Anti-dilution Adjustment at the nominal price of RMB1 or the lowest price permitted by law; or (iii) receive other compensation available under the law. If an Investor elects to acquire compensatory shares at the nominal price of RMB1, but is unable to effect the same due to the restrictions of the applicable laws, when the Investor enters into the relevant agreement for transfer of compensatory shares with Yao Wang or subscription agreement with the Company (as the case may be) pursuant to which the Investor has the obligation to pay certain consideration, Yao Wang or the Company shall issue a written waiver to the satisfaction of the Investor, releasing the Investor from the obligation to pay the consideration for such compensatory shares.

(4)       Notwithstanding the foregoing, the Investors shall not enjoy the anti-dilution protection stated above when the Company issues any newly increase registered capital for purpose of implementing the Employee Incentive Plan contemplated by Section 7.

6.3       Restrictions on share transfer

(1)       Without the written consent of the Investors, prior to the achievement and consummation of a Qualified IPO by the Company, Yao Wang shall not, directly or indirectly, transfer (for the avoidance of doubt, including without limitation transfer by agreement that is not required to the registered with the Company’s Registration Authority), assign, donate, substitute, exchange, place into trust, appoint a nominee to hold, contribute, surrender, pledge, encumber or otherwise dispose of any shares held by it in the Company or any interests therein, which will result in a change of control over the Company.

(2)      Without the prior written consent of the Company, neither Investor may directly or indirectly transfer any share of the Company to any entity competing with the Company as listed in Exhibit 3 (each a “Competitor”) or any of its affiliates.

(3)      Within one (1) year after the Qualified IPO of the Company or such longer period as required by the applicable laws and regulations, Investor may neither transfer or appoint another person to manage the shares held by it in the Company in any manner, nor request the Company to repurchase such shares. After the expiration of such period, the shares held by the Investors in the Company, except for those subject to any mandatory prohibition on sale pursuant to the applicable laws, will become tradable on the relevant market, provided that the Investors shall strictly comply with the applicable laws, administrative regulations, department rules, normative documents and the relevant provisions of the Exchange and other competent regulatory authorities, and perform the relevant obligation of information disclosure.

6.4       Right of first refusal

(1)      Subject to Section 6.3, if any shareholder (the “Transferring Shareholder”) intends to transfer all or part of the shares held by it in the Company directly or indirectly (“Offered Shares”) to any third party who is not a shareholder of the Company (“Proposed Transfer”), the shareholders other than the Transferring Shareholder (the “Other Shareholders”) shall have the right to purchase the Offered Shares at the same price and on the same terms and conditions as are offered to such third party (the “Right of First Refusal”). The Transferring Shareholder intending to make the Proposed Transfer shall deliver to the Other Shareholders a written notice (the “Transfer Notice”), which shall specify: (i) details of the Offered Shares, including without limitation percentage of the registered capital that the Offered Shares represent, transfer price and terms of payment of the transfer price; (ii) identity of the person to acquire the Offered Shares, including without limitation his name, actual controller and scope of business (if applicable); and (iii) main terms and conditions of the Proposed Transfer. The Transfer Notice shall constitute an offer by the Transferring Shareholder to the Other Shareholders in respect of the Offered Shares.

(2)       Notwithstanding the foregoing, the Right of First Refusal shall not apply to:

(a)       any share transfer made for purpose of implementing the Employee Incentive Plan contemplated by Section 7; or

(b)       any transfer of shares by the Transferring Shareholder to any of its affiliates, provided that: (i) such affiliate shall enjoy the rights and assume the obligations in respect of the shares acquired by it from the Transferring Shareholder, and be bound by this Agreement, the articles of association of the Company and other applicable documents; (ii) such affiliate is not a Competitor of the Company; (iii) the Transferring Shareholder shall notify the Company and the other Shareholders at least ten (10) Business Days prior to such transfer; (iv) the Transferring Shareholder shall provide the Other Shareholders with proofs in writing showing that such transferee is an affiliate of the Transferring Shareholder meeting the conditions set forth above; and (v) the Transferring Shareholder shall procure that such transferee remains an affiliate of the Transferring Shareholder at any time after the completion of such transfer.

(3)       Within twenty (20) days after receiving the Transfer Notice (the “Offer Period”), each Other Shareholder may give a written notice (the “Acceptance Notice”) to the Transferring Shareholder to accept such offer, and purchase all or part of the Offered Shares in preference to such third party. If the aggregate number of shares that the Other Shareholders intend to purchase exceed the number of the Offered Shares, the Company shall limit the proportion of the Offered Shares that each Other Shareholder has the right to purchase to the lower of: (i) the proportion of the Offered Shares that such Other Shareholder intends to purchase as specified in its Acceptance Notice; and (ii) the ratio of the paid-in registered capital held by such Other Shareholder to the registered capital of the Company at the date of the Transfer Notice. During the Offer Period, the Transferring Period shall promptly provide the Other Shareholders with the information about the business and financial conditions of the transferee that may be reasonably requested by any Other Shareholder for the purpose of determining whether or not to exercise the Right of First Refusal.

6.5       Right of co-sale

(1)       If Yao Wang, as the Transferring Shareholder, intends to transfer any shares held by it in the Company (except for any transfer for purpose of implementing the Employee Incentive Plan) to any third party other than any of its affiliates or the Other Shareholders (the “Transferee”), and the Other Shareholders elect not to exercise their Right of First Refusal, each Investor shall have the right to deliver a written notice (the “Co-sale Notice”) after receiving the Transfer Notice, but in any event within the Offer Period set forth in Section 6.4, requesting the Transferee to purchase the shares held by such Investor in the Company corresponding to the paid-in registered capital held by such Investor then (the “Right of Co-sale”), to the extent of the relative ratio of the paid-in registered capital held by such Investor then to that held by Yao Wang then (the “Co-sale Percentage”), and specifying the proportion of the shares proposed to be transferred to the registered capital in the Co-sale Notice.

(2)      The number salable by an Investor through the exercise of the Right of Co-sale is equal to the number of shares that Yao Wang proposes to sell multiplied by the Investor’s Co-sale Percentage, which is equal to the paid-in registered capital held by such Investor divided by the sum of the total paid-in registered capital held by the Investors electing to exercise their Right of Co-sale and the paid-in registered capital held by Yao Wang.

(3)       The failure of an Investor to deliver a Co-sale Notice within the Offer Period or exercise its Right of First Refusal pursuant to Section 6.4 shall be deemed to be a waiver of its Right of Co-sale.

(4)       Notwithstanding the foregoing, if such proposed sale of share by Yao Wang is sufficient to result in a change of actual control over the Company, including without limitation acquisition of all shares of the Company by a third party, each Investor shall have the right to transfer the shares held by it in the Company in preference to Yao Wang, in which case the consummation of the share transfer between Yao Wang and the Transferee shall be contingent on the transfer of all of the shares held by the Investors in the Company to such Transferee.

(5)       If any Investor elects to exercise its Right of Co-sale, but the other shareholders waive their Right of First Refusal in respect of the shares proposed to be sold by Yao Wang and such Investor, Yao Wang shall ensure the exercise of such Right of Co-sale by reducing the amount of shares sold by it or otherwise. If any Investor elects to exercise its Right of Co-sale pursuant to this Agreement, but the Transferee refuses to purchase the shares from such Investor, or fails to obtain any necessary consent, approval or waiver from any third party, including any government authority, as a result of which such Right of Co-sale fails to be exercised, Yao Wang shall not sell any shares held by it in the Company to the Transferee. Any transfer of shares by Yao Wang in violation of this Section 6.5 shall be null and void.

6.6       Equal treatment

If, after the Completion of the Capital Increase, the Company admits any new shareholder at a price not higher than the valuation of the Company in the Capital Increase, as a result of which any shareholder of the Company, whether existing presently or admitted after the date of this Agreement, enjoys any rights more favorable than those granted to the Investors under this Agreement and other transaction documents or any additional rights which the investors do not have (“More Favorable Terms”), the Investors shall be automatically entitled to such More Favorable Terms. In such case, the Parties shall enter into a separate agreement or amend or supplement this Agreement, to ensure such More Favorable Terms apply to the Investors. If, after the Completion of the Capital Increase, the Company admits any new shareholder at a price higher than the valuation of the Company in the Capital Increase, and such new shareholder gets More Favorable Terms which are apparently unfair commercially, the Investors shall also be entitled to such More Favorable Terms. In such case, the Parties shall enter into a separate agreement or amend or supplement this Agreement, to ensure such More Favorable Terms apply to the Investors.

6.7       Qualified IPO of the Company

The Parties agree to use their best endeavors to procure the completion of the initial public offering of the Company and listing of its shares on the Shanghai Stock Exchange’s Sci-Tech innovAtion boaRd (“Qualified IPO”, which shall be deemed to have been achieved when the shares of the Company are officially listed and traded on the Exchange) no later than June 30, 2023 or such other date as agreed by the Company, Yao Wang and the Investors in writing (the “Expected Date of IPO”).

The Company wishes to formally submit an IPO application to the Exchange within eighteen (18) months following the Completion of the Capital Increase with the cooperation of the relevant securities company, law firm, accounting firm and other intermediaries.

6.8       Right of redemption

(1)       If the Company fails to achieve a Qualified IPO prior to the Expected Date of IPO, from the date immediately following the Expected Date of IPO or such later date as agreed pursuant to Section 6.7, each Investor shall have the right to request the Company or Yao Wang (to the extent permitted by the PRC Laws) to redeem all or part of the shares held by it in the Company then (“Sale Shares”) at such price and in such manner as set forth in Section 6.8(2), provided that such Investor shall deliver a written notice of redemption to the Company at least ninety (90) days in advance, so that the Company will have sufficient time to arrange such redemption.

(2)      The price to be paid by the Company for the Sale Shares pursuant to Section 6.8(1) shall be equal to the price paid by such Investor in the Capital Increase, i.e. RMB5.09 for each RMB1 of the registered capital, plus interest at the rate of 6% per annum (simple interest). If the redemption occurs at any date that is not an anniversary of the Completion Date, the interest shall be calculated on the basis of the actual period in which such Investor holds the shares of the Company.

6.9       Information rights

After the Completion of the Capital Increase, subject to compliance with the applicable domestic and foreign laws, rules and regulatory policies, at the request of any Investor, the Company shall provide to such Investor:

(1)       prior to May 31 of each accounting year, the annual consolidated auditor’s report issued by a PRC certified public accounting firm engaged by the Company for such accounting year in accordance with the accounting standards of the PRC; and

(2)       within sixty (60) Business Days after the end of each quarter, the unaudited quarterly consolidated financial statements of the Company for such quarter prepared in accordance with the accounting standards of the PRC.

7.      Employee Incentive Plan

In order to motivate the employees of the Company, the Investors agree and acknowledge that the Company will reserve 7% of the total share capital of the Company prior to the IPO of the Company for providing share/option incentives to its directors and employees (“Employee Incentive Plan”). For such purpose, the Investors further agree to take all necessary and reasonable actions, including without limitation voting in favor of the relevant resolutions (if necessary) in the relevant decision-making process of the Company, executing necessary documents and giving cooperation in completing the necessary registration procedures, to facilitate the adoption and implementation of the Employee Incentive Plan.

8.      Corporate Conversion

For purpose of achieving a Qualified IPO, after the Completion of the Capital Increase, the Company shall be converted into a company limited by shares at such time as the Company deems appropriate (“Corporate Conversion”).

According to the adjustment of the Company’s business and shareholding structure, the Company may reduce its registered capital according to law prior to or during the process of the Corporate Conversion. The Investors agree to cooperate with the Company to take all necessary and reasonable actions, including without limitation voting in favor of the relevant resolutions (if necessary) in the relevant decision-making process of the Company, executing necessary documents and giving cooperation in completing the necessary registration procedures, to effect the reduction of the Company’s registered capital.

9.      Admission of New Investors

9.1      The Company shall have the right to admit new investors after the Completion of the Capital Increase. Subject to Sections 6.1 and 6.2, the Investors agree to cooperate with the Company to take all necessary and reasonable actions for such purpose, including without limitation voting in favor of the relevant resolutions (if necessary) in the relevant decision-making process of the Company, executing necessary documents and giving cooperation in completing the necessary registration procedures.

9.2      If the Company admits any new investor after the Completion of the Capital Increase, the agreement entered into between the Company and such new investor shall not amend any right enjoyed by the Investors hereunder, including without limitation the Preemptive Right under Section 6.1, the anti-dilution protection under Section 6.2, the Right of First Refusal under Section 6.4, the Right of Co-sale under Section 6.5, the equal treatment under Section 6.6 and the Right of Redemption under Section 6.8, except for any amendment or supplement made pursuant to Section 6.6.

10.      Debt Forgiveness

10.1     Yao Wang has provided the Company with a loan of USD69,000,000.00, as of August 3, 2020, the interest accrued on which is USD653,833.33. The board of directors of Yao Wang approved a resolution on August 3, 2020, forgiving such debt owed by the Company. In addition, Yao Wang has entered into an External Debt Forgiveness Agreement with the Company, pursuant to which Yao Wang has forgiven the principal of such debt and the interest accrued thereon, and agreed that the Company does not need to repay such debt. The Company is responsible for going through the necessary approval procedures with the competent foreign exchange authority and other competent authorities with respect to the forgiveness of such external debt, and has completed the relevant filing procedures on August 4, 2020.

10.2     Yao Wang has provided the Company with a loan of RMB159,918,291.99 via its cash pool through China Merchants Bank Co., Ltd. Hualing Sub-Branch of Shanghai. The board of directors of Yao Wang approved a resolution on August 3, 2020, forgiving such debt owed by the Company. The Parties acknowledge and agree that, according to the regulatory policies of the People’s Bank of China and the requirements of China Merchants Bank regarding cash pool, the debts under the cash pool shall be repaid to the creditor through China Merchants Bank Co., Ltd. Hualing Sub-Branch of Shanghai to complete the relevant procedures of the Bank. Therefore, Yao Wang and the Company shall take further actions to complete the debt forgiveness procedures pursuant to the applicable laws, including without limitation, that the Company shall repay the loan of RMB159,918,291.99 first, and then Yao Wang shall grant a USD loan of an equivalent amount to the Company. Yao Wang and the Company shall go through the necessary approval procedures with the competent foreign exchange authority and other competent authorities with respect to the forgiveness of such external debt. The Company is expected to complete the filing procedures in respect of the forgiveness of such external debt prior to September 30, 2020.

11.      Confidentiality

11.1    Each Party shall keep in strict confidence and shall not disclose or use any information contained herein or obtained or accessed by it as a result of negotiating and/or executing this Agreement, including without limitation:

(1)       the existence and terms of this Agreement;

(2)       negotiations relating to this Agreement; or

(3)       any Party hereto, or business activities conducted by any Party or any of its affiliates.

11.2     Nothing contained in this Section 11 shall prevent the disclosure or use of any information:

(1)       as required by the applicable laws, rules of the stock exchange on which the shares of any Party are listed or any competent government authority;

(2)      for purpose of any legal proceedings arising out of this Agreement or any other agreement executed under or pursuant to this Agreement, or to any tax authority in connection with the taxation affairs of the disclosing Party;

(3)      to the officers, directors, employees, attorneys, accountants, financial advisors or other agents or representatives (“Representatives”) of a Party who need to know such information for purpose of consummating the transactions contemplated by this Agreement or any other agreement executed pursuant to this Agreement, provided that such Representatives have undertaken to comply with the provisions of Section 11.1, as if they were a Party hereto;

(4)       that is publicly available, other than as a result of any violation of the non-disclosure agreement (if any) or this Agreement; or

(5)       with the prior written consent of the other Parties.

12.      Indemnification

12.1    If any Party violates any provision, warranty or covenant contained herein, the defaulting Party shall indemnify the other Parties for the losses arising therefrom, without prejudice to the other rights available to the non-defaulting Parties hereunder.

12.2    Yao Wang shall be ultimately responsible for all expenses incurred, whether prior to or after the Completion Date, in connection with any liabilities or contingent liabilities (except for those already disclosed by the Company) not reflected on the financial statements of the Company that may be incurred by the Company prior to the Completion Date or due to any reason arising prior to the Completion Date, which shall not be the responsibility of the Investors.

13.      Rescission and Termination

13.1     Special termination provisions

(1)       The provisions of Section 6 shall automatically cease to be effective from the date the Company formally submits an IPO application to the Exchange.

(2)      The provisions of Section 6 shall automatically become effective again from the date the IPO application of the Company has been withdrawn by the Company or refused by the Exchange, the China Securities Regulatory Commission or other competent regulatory authorities.

(3)       This Agreement may be terminated with mutual consent of the Parties in writing.

(4)       If a Party ceases to hold any shares in the Company directly or indirectly, such Party shall no longer be bound by this Agreement.

13.2     Prior to the Completion of the Capital Increase, this Agreement may be rescinded and the transactions contemplated hereby may be terminated or cancelled if:

(1)       any Party materially breaches this Agreement and the non-defaulting Parties elect to rescind this Agreement by giving written notice to the defaulting Party;

(2)       the Company rescinds this Agreement with any defaulting Investor by giving written notice to such defaulting Investor pursuant to Section 3.3(2); of

(3)       the Parties unanimously agree to terminate this Agreement in writing.

13.3     Consequences of termination

Subject to Section 13.4, if this Agreement is terminated pursuant to Section 13.2 or the applicable laws, this Agreement shall cease to be effective, provided that such termination shall in no event release any Party from any liability incurred as a result of or in connection with any default or misrepresentation by such Party hereunder, or be deemed to be a waiver of any available remedy (including specific performance, if available) against such default or misrepresentation.

13.4     Survival

The provisions of Sections 11, 12, 13, 16 and 17 shall survive the termination of this Agreement.

14.      Notices

14.1     Any notice given by a Party under or in connection with this Agreement shall be made in writing and delivered to the respective Parties at the addresses or email addresses set forth below, or such other address or email address for a Party as designated by such Party by a similar notice:

Yao Fang Information Technology (Shanghai) Co., Ltd.

Address: 4/F, No. 295 Zuchongzhi Road, Pudong New Area, Shanghai

Email: [      ]

Attention: SUN Baohua

Yao Wang Corporation Limited

Address: 4/F, No. 295 Zuchongzhi Road, Pudong New Area, Shanghai

Email: [      ]

Attention: SUN Baohua

Ningbo Youkai Business Management Partnership (LP)

Address: No. 58 Xinfa Road, Suzhou Industrial Park

Email: [      ]

Attention: ZHENG Wenyong

Shanghai SOE Reform & Development Equity Investment Fund Partnership (LP)

Address: Building 8#, Changning Financial Park, No. 1320 Yuyuan Road, Changning District, Shanghai

Email: [      ]

Attention: CHEN Dawei

Ningbo Liangji Industrial Co., Ltd.

Address: 2406A, Jin Mao Tower, No. 88 Century Avenue, Pudong New Area, Shanghai

Email: [      ]

Attention: RUAN Shuhong

Zhenjiang Huixin Equity Investment Partnership (LP)

Address: 212-214, Building 7#, No. 2789 West Guangfu Road, Putuo District, Shanghai

Email: [      ]

Attention: ZHANG Wei

Hezhou Hongshi Equity Investment Partnership (LP)

Address: Room 1617, Guangming Plaza, Chaoyang District, Beijing

Email: [      ]

Attention: FENG Yuanwei

Shanghai Yaoxing Business Management Partnership (LP)

Address: 4/F, No. 295 Zuchongzhi Road, Pudong New Area, Shanghai

Email: [      ]

Attention: SUN Baohua

Shanghai Yaoshu Business Management Partnership (LP)

Address: 4/F, No. 295 Zuchongzhi Road, Pudong New Area, Shanghai

Email: [      ]

Attention: SUN Baohua

Xinjiang Junying Hongyin Investment Management Partnership (LP)

Address: Room 2805, Tower E, Xinhua Tianxi International Finance Center, Shifu Avenue, Shenhe District, Shenyang, Liaoning

Email: [      ]

Attention: LI Nan

14.2     Any notice shall be deemed effectively given upon personal delivery to the recipient, or three (3) Business Days after deposit with an internationally recognized courier, or upon delivery to the recipient’s server if sent by facsimile or email, provided that the hard copy of the same notice shall be immediately delivered to the recipient by an international overnight courier.

15.      Force Majeure

15.1     If any Party is prevented from performing any of its duties and obligations hereunder by an Event of Force Majeure, such Party shall notify the other Parties in writing within thirty (30) days after the occurrence of such Event of Force Majeure, provide the other Parties with detailed information and proofs regarding such Event of Force Majeure, including written certificates issued by government or other competent authorities, explaining the reason for its inability to perform this Agreement, and take measures to reduce the losses arising therefrom to the maximum extent practicable.

15.2    If an Event of Force Majeure occurs, neither Party shall not be liable for any damage, increased cost or loss that the other Parties may sustain by reason of failure or delay on the part of such Party to perform any of its obligations hereunder due to such event, and such failure or delay shall not be deemed a breach of this Agreement, provided that the Party claiming the occurrence of an Event of Force Majeure shall take appropriate measures to minimize or remove the effect of such Event of Force Majeure, and within the shortest possible time, use its best endeavors to resume performance of the obligations affected by such Event of Force Majeure.

16.      Governing Law and Dispute Resolution

16.1     The formation, validity, execution, interpretation and dispute resolution in respect of this Agreement shall be governed by the PRC Laws.

16.2    Any dispute arising out of or in connection with this Agreement, or any breach, termination or invalidity of this Agreement, shall be submitted to the Shanghai International Arbitration Center (“SHIAC”), for settlement by arbitration in Shanghai in accordance with the arbitration rules of the SHIAC in force when the arbitration notice is submitted. The language of arbitration shall be Chinese. The arbitration award made by the tribunal shall be final and binding upon the Parties.

17.      Miscellaneous

17.1     Effectiveness

This Agreement shall take effect on the date it is executed by the Parties.

17.2     Expenses

Unless otherwise provided herein, each Party shall bear its own legal and other expenses incurred in connection with the preparation, negotiation and execution of this Agreement and other transaction documents.

17.3     Amendment

Unless otherwise provided herein, any amendment, modification, waiver, rescission or termination in respect of this Agreement shall be made by a written agreement signed by the Parties.

17.4     Assignment

With the prior written consent of the Company and Yao Wang, an Investor may assign its rights and obligations hereunder to an affiliate designated by it, by giving ten (10) Business Days’ written notice to the other Parties. Subject to the foregoing, neither Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

17.5     Severability

If any provision hereof is held illegal, invalid of unenforceable in whole or in part under the applicable laws, such illegal, invalid of unenforceable provision or part shall not be deemed as part of this Agreement, but the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected. The Parties shall negotiate to replace such provision that is deemed to be deleted from this Agreement with a legal, valid and acceptable provision that comes closest to expressing the original intent of the Parties herein.

17.6     Waiver

Failure or delay on the part of any Party to exercise any right, power or privilege hereunder shall not operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.

17.7     Independence

The rights and obligations of each Investor hereunder shall constitute independent, several and not joint rights and obligations.

17.8     Version for purpose of registration with the administration for commerce and industry

For purpose of registering the relevant changes with the administration for commerce and industry, the Parties agree to cooperate with each other to execute a simple capital increase agreement separately with respect of the Capital Increase in such form as required by the administration for commerce and industry (“Standard Version”). In case of any conflict or discrepancy between such Standard Version and this Agreement, the provisions of this Agreement shall prevail.

17.9     Language and counterparts

This Agreement shall be made in Chinese and executed in twelve (12) counterparts. Each Party shall hold one (1) counterpart, and the remaining counterparts shall be kept by the Company, for use in the relevant approval, filing and registration procedures.

(End of text)

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Yao Fang Information Technology (Shanghai) Co., Ltd. (seal)

/s/ Seal of Yao Fang Information Technology (Shanghai) Co., Ltd.

By: /s/ Qing Mou

Name: Qing Mou

Title: Legal representative

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Yao Wang Corporation Limited (seal)

/s/ Seal of Yao Wang Corporation Limited

By: /s/ Gang Yu

Name: Gang Yu

Title: Authorized representative

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Ningbo Youkai Business Management Partnership (LP) (seal)

/s/ Seal of Ningbo Youkai Business Management Partnership (LP)

By: /s/ Wenyong Zheng

Name: Wenyong Zheng

Title: Managing Partner

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Shanghai SOE Reform & Development Equity Investment Fund Partnership (LP) (seal)

/s/ Seal of Shanghai SOE Reform & Development Equity Investment Fund Partnership (LP)

By: /s/ Weiguang Shou

Name: Weiguang Shou

Title: Authorized representative

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Ningbo Liangji Industrial Co., Ltd. (seal)

/s/ Seal of Ningbo Liangji Industrial Co., Ltd.

By: /s/ Liping Ruan

Name: Liping Ruan

Title: Legal representative or authorized representative

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Zhenjiang Huixin Equity Investment Partnership (LP) (seal)

/s/ Seal of Zhenjiang Huixin Equity Investment Partnership (LP)

By: /s/ Bo Wu

Name: Bo Wu

Title: Authorized representative

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Hezhou Hongshi Equity Investment Partnership (LP) (seal)

/s/ Seal of Hezhou Hongshi Equity Investment Partnership (LP)

By: /s/ Zhengdong Ding

Name: Zhengdong Ding

Title: Managing Partner

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Shanghai Yaoxing Business Management Partnership (LP) (seal)

/s/ Seal of Shanghai Yaoxing Business Management Partnership

By: /s/ Ding Liu

Name: Ding Liu

Title: Managing Partner

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Shanghai Yaoshu Business Management Partnership (LP) (seal)

/s/ Seal of Shanghai Yaoshu Business Management Partnership

By: /s/ Yang Chen

Name: Yang Chen

Title: Managing Partner

[Signature Page to Capital Increase Agreement in respect of Yao Fang Information Technology (Shanghai) Co., Ltd.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Xinjiang Junying Hongyin Investment Management Partnership (LP) (seal)

/s/ Seal of Xinjiang Junying Hongyin Investment Management Partnership (LP)

By: /s/ Yang Yang

Name: Yang Yang

Title: Authorized representative

Exhibit 1 List of Investors

No.	Investor	Investment amount (RMB)	Subscribed registered capital (RMB)	Amount recorded in capital reserve (RMB)	Shareholding percentage (%)
1	Shanghai SOE Reform & Development Equity Investment Fund Partnership (LP)	100,000,000.00	19,646,365.42	80,353,634.58	1.1423
2	Xinjiang Junying Hongyin Investment Management Partnership (LP)	5,000,000.00	982,318.27	4,017,681.73	0.0571
3	Zhenjiang Huixin Equity Investment Partnership (LP)	55,380,000.00	10,880,157.17	44,499,842.83	0.6326
4	Ningbo Youkai Business Management Partnership (LP)	150,000,000.00	29,469,548.13	120,530,451.87	1.7134
5	Ningbo Liangji Industrial Co., Ltd.	70,000,000.00	13,752,455.80	56,247,544.20	0.7996
6	Hezhou Hongshi Equity Investment Partnership (LP)	15,000,000.00	2,946,954.81	12,053,045.19	0.1713
7	Shanghai Yaoxing Business Management Partnership (LP)	14,640,000.00	2,876,227.90	11,763,772.10	0.1672
8	Shanghai Yaoshu Business Management Partnership (LP)	9,800,000.00	1,925,343.81	7,874,656.19	0.1119
Total		419,820,000.00	82,479,371.31	337,340,628.69	4.7954

Exhibit 2 Shareholding Structure of the Company Immediately after the Completion of the Capital Increase

No.	Shareholder	Registered capital (RMB)	Shareholding percentage (%)
1	Yao Wang Corporation Limited	1,637,461,056.16	95.2046
2	Ningbo Youkai Business Management Partnership (LP)	29,469,548.13	1.7134
3	Shanghai SOE Reform & Development Equity Investment Fund Partnership (LP)	19,646,365.42	1.1423
4	Ningbo Liangji Industrial Co., Ltd.	13,752,455.80	0.7996
5	Zhenjiang Huixin Equity Investment Partnership (LP)	10,880,157.17	0.6326
6	Hezhou Hongshi Equity Investment Partnership (LP)	2,946,954.81	0.1713
7	Shanghai Yaoxing Business Management Partnership (LP)	2,876,227.90	0.1672
8	Shanghai Yaoshu Business Management Partnership (LP)	1,925,343.81	0.1119
9	Xinjiang Junying Hongyin Investment Management Partnership (LP)	982,318.27	0.0571
Total		1,719,940,427.47	100.0000

Exhibit 3 List of Competitors